UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2020

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.02 Results of Operations and Financial Condition.

On April 27, 2020, Verastem, Inc. (the “Company”) announced that net product revenue for the first fiscal quarter of 2020 was $5.0 million dollars. The Company’s actual results may differ from these estimates due to the completion of the Company’s closing procedures with respect to the quarter ended March 31, 2020, final adjustments and other developments that may arise between now and the time the financial results for the fiscal quarter are finalized. A full text of the American Association for Cancer Research (AACR) 2020 Virtual Annual Meeting I presentation (the “Presentation”) in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.02.

This information contained in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed filed for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as expressly set forth by specific reference in such filing.

Item 7.01 Other Events.

On April 27, 2020, the Company issued a press release and posted the Presentation announcing preliminary data from its ongoing investigator-initiated Phase 1 clinical study investigating VS-6766, its RAF/MEK inhibitor, in combination with defactinib, its FAK inhibitor, in patients with KRAS mutant advanced solid tumors. Copies of the presentation and press release are attached hereto as Exhibits 99.1 and 99.2, respectively. The information in this report, including Exhibits 99.1 and 99.2, is being furnished pursuant to Item 7.01 and shall not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor will it be incorporated by reference in any filing under the Securities Act or in any filing under the Exchange Act, except as expressly set forth by specific reference in such filing.

Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements about Verastem Oncology’s strategy, future plans and prospects, including statements related to the potential clinical value of the RAF/MEK/FAK combination and the timing of commencing a registration-directed trial for the RAF/MEK/FAK combination. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," “can,” “promising” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the success in the development and potential commercialization of our product candidates, including defactinib in combination with VS-6766; the occurrence of adverse safety events and/or unexpected concerns that may arise from additional data or analysis or result in unmanageable safety profiles as compared to their levels of efficacy; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of our product candidates; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that our product candidates will experience manufacturing or supply interruptions or failures; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned; that we or Chugai Pharmaceutical Co., Ltd. will fail to fully perform under the VS-6766 (CH5126766) license agreement; that we may not have sufficient cash to fund our contemplated operations; that we may be unable to make additional draws under our debt facility or obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we will be unable to execute on our partnering strategies for defactinib in combination with VS-6766; that we will not pursue or submit regulatory filings for our product candidates, and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Verastem, Inc. Presentation for American Association for Cancer Research (AACR) 2020 Virtual Annual Meeting I

99.2	Verastem, Inc. Press Release, dated April 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verastem, Inc.

Dated: April 27, 2020	By:	/s/ Brian M. Stuglik
Brian M. Stuglik
Chief Executive Officer